EXHIBIT 10.61

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [***].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Diagnostic Product and Instrument Agency Agreement

F. Hoffmann-La Roche Ltd.

and

Affymetrix, Inc.

dated

January 29, 2003

CONTENTS

I.	Common Terms and Definitions
II.	Appointment; Licenses
III.	Payments
IV.	Supply of Diagnostic Products and Roche Instruments
V.	Covenants
VI.	Term and Termination
VII.	Warranty and Warranty Disclaimers
VIII.	Limited Liability
IX.	Indemnity

i

DIAGNOSTIC PRODUCT AND INSTRUMENT AGENCY AGREEMENT

January 29, 2003

This DIAGNOSTIC PRODUCT AND INSTRUMENT AGENCY AGREEMENT (the “Agreement”) is effective as of the date first written above (“Effective Date”) between Affymetrix, Inc., a Delaware corporation (“Affymetrix”), and F. Hoffmann-La Roche Ltd. (“Roche”).

I.                                         Common Terms and Definitions.

(a)           Common Terms.

(i)            Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Common Terms Agreement, dated as of even date herewith, between Affymetrix and Roche (the “Common Terms Agreement”).

(ii)           This Agreement shall be governed by and subject to the provisions contained in the Common Terms Agreement, in accordance with its terms.

(b)           Definitions.

(i)            “Agency Net Sales” shall mean the gross amount invoiced by Roche or Roche’s Affiliates to end-users, distributors, agents or the like, for sales of a Diagnostic Product and Roche Instrument, less:

(1)           Commissions thereon; and then

(2)           volume discounts, sales rebates, allowances, returns and sales taxes (to the extent such sales taxes are, in all cases, invoiced separately by end-users’ distributors or agents) in all cases, other than as included in Sales Expenses; and then

(3)           [***]% of the remaining amount after the deduction in (i) above for Sales Expenses; and then

(4)           if a Reagent Agreement Plan is utilized for a Diagnostic Product or Roche Instrument, [***]% of the remaining amount, after the deductions in (1), (2) and (3) above, as an agreed deduction for Reagent Rental Expenses; and then

(5)           to the extent PCR Technology is included as a necessary component of a Diagnostic Product, one of the following deductions (reflecting the agreed upon value attributable to Roche’s PCR Technology from time to time):

a.             for Diagnostic Product sales through December 31, 2005, [***]% of the remaining amount from the sale of such Diagnostic Product;

b.             for Diagnostic Product sales after December 31, 2005 through December 31, 2010, [***]% of the remaining amount from the sale of such Diagnostic Product;

c.             for Diagnostic Product sales after December 31, 2010 through December 31, 2015, [***]% of the remaining amount from the sale of such Diagnostic Product; or

d.             for Diagnostic Product sales after December 31, 2015, [***].

Notwithstanding the foregoing, in the case of internal use by Roche or its Affiliate of Diagnostic Products in connection with providing diagnostic services to customers on a commercial basis, Agency Net Sales for such Diagnostic Products will be (i) if such Diagnostic Product is then sold or furnished to Third Parties, the then current average Agency Net Sales per such Diagnostic Product so sold or furnished, and (ii) if not then so sold or furnished, a reasonable Agency Net Sales amount that would apply between Roche and its arm’s length customers, taking into account the Agency Net Sales amount of any comparable Diagnostic Products and all other relevant factors.

(ii)           “Affymetrix Customer” shall have the meaning set forth in Section II(c)(ii).

(iii)          “Affymetrix Instrument Distribution Right” shall have the meaning set forth in Section II(b)(i).

(iv)          “Affymetrix Product Distribution Right” shall have the meaning set forth in Section II(a)(i).

(v)           “Commission” shall have the meaning set forth in Section III(a).

(vi)          “Termination Date” shall have the meaning set forth in Section VI(a).

II.                                     Appointment; Licenses.

(a)           Diagnostic Product Distribution Rights.

(i)            Subject to the terms and conditions of this Agreement and, specifically, the limitations set forth in Section II(a)(ii) below, during the term of this Agreement, Roche hereby appoints Affymetrix as its exclusive agent for distribution of Diagnostic Products, together with the documentation and other materials therefor (whether developed by Roche, Roche’s Affiliates or Third Parties on behalf of Roche or its Affiliates) to [***] for internal development purposes (as opposed to, for example, use by a CRO as an independent contractor for a [***]) (the “Affymetrix Product Distribution Right”).

(ii)           Roche may request that Affymetrix allow Roche or its Affiliates to sell a particular Diagnostic Product, together with the documentation and other materials therefor, to a particular [***] for its use, on a case-by-case basis, by providing a written request, giving details of the specific Affymetrix customer (an “Affymetrix Customer”) and the reasons for and purposes of the proposed sale.  Affymetrix shall respond to Roche’s request within fifteen (15) business days of receipt of such request and agrees to not unreasonably withhold its consent to such sale.  If Affymetrix does not respond within such period, its lack of or delay in response shall be deemed its consent to such sale.  If Affymetrix notifies Roche in writing prior to expiration of the fifteen (15) business-day period that it does not consent to such sale, Roche may elect to escalate the decision through the meet and confer and dispute resolution provisions provided in Section IV of the Common Terms Agreement.  Affymetrix’ consent to any particular sale pursuant to this provision shall not further alter the Affymetrix Product Distribution Right for future Diagnostic Product sales to any Affymetrix Customer.

(b)           Roche Instrument Distribution Rights.

(i)            Subject to the terms and conditions of this Agreement, during the term of this Agreement, Roche hereby appoints Affymetrix as its exclusive agent for the distribution of Roche Instruments, together with the documentation and other materials for such Roche Instruments, to [***] for internal development purposes (as opposed to, for example, use by a CRO as an independent contractor for a [***]) (the “Affymetrix Instrument Distribution Right”).

(ii)           To the extent Affymetrix permits Roche to sell one or more Diagnostic Products to a [***] pursuant to Section II(a)(ii) above, Affymetrix shall continue to be entitled to sell to such [***] any Roche Instruments, together with the documentation, software and other materials therefore, that are required to use the Diagnostic Products so sold by Roche pursuant to Section II(a)(ii) for the purpose(s) identified to Affymetrix in Roche’s request under such section.

(c)           Technology License.

(i)            Except to the extent expressly and unambiguously set forth herein, Roche retains all rights and licenses with respect to the Diagnostic Products and Roche Instruments, and Affymetrix has no right to use any Diagnostic Product or Roche Instrument for its own purposes except to solicit orders and otherwise exercise its rights and fulfill its obligations hereunder.  Subject to the terms and conditions of this Agreement, Roche hereby grants to Affymetrix and its Affiliates a [***], [***], [***], [***], [***] license to solicit orders of Diagnostic Products, Roche Instruments, and the documentation, software and other materials therefor, and otherwise fulfill its obligations hereunder, in accordance with the provisions of Section II(a) and (b) above.

(ii)           Roche agrees to provide all post-sale training, installation, technical support and service for Diagnostic Products and Roche Instruments to Affymetrix Customers on substantially similar terms and conditions as Roche or its Affiliates offer such support and services to their respective customers of Diagnostic Products and Roche Instruments.  To the extent that Affymetrix Customers desire post-sale training, installation, technical support or services for Diagnostic Products and Roche Instruments, Affymetrix Customers shall enter into the required agreements with Roche or its Affiliates directly to obtain such services.

(d)   Labeling.  All Diagnostic Products and Roche Instruments, the documentation, software and other materials therefor and any related promotional or instructional materials shall be branded and carry the same Designations as required for Diagnostic Products and Diagnostic Instruments sold under the License Agreement.  In addition, all Diagnostic Products and Roche Instruments, the documentation, software and other materials therefor and any related promotional or instructional materials shall be labeled in accordance with the provisions of the License Agreement and in compliance with applicable regulatory requirements.  Such labeling shall not be altered by Affymetrix in any manner without Roche’s prior written consent.  Notwithstanding the foregoing, Roche shall label Diagnostic Products and Roche Instruments, and the documentation, software and other materials therefor, appropriately under applicable regulations in order to permit Affymetrix’ marketing of such products and instruments to Affymetrix Customers in accordance with this Agreement.

(e)   Method of Marketing.  Affymetrix (and its Affiliates’) marketing of Diagnostic Products and Roche Instruments must be at Roche’s then-current prices to its customers (without additional markup) and shall be sold pursuant to and be accompanied by Roche’s standard terms and conditions (as provided by Roche to Affymetrix and which may be amended from time to time by Roche in Roche’s sole and absolute discretion).  Notwithstanding the foregoing, Roche and its Affiliates agree to grant to any Affymetrix Customer who purchases Diagnostic Products and/or Roche Instruments (and in each case, the documentation, software and other materials therefor) the normal implied use license and/or software license associated with such sale.  To the extent Affymetrix becomes aware that any Affymetrix Customer is violating Roche’s terms and conditions of sale (as agreed by such Affymetrix Customer), Affymetrix shall use its commercially reasonable efforts to notify Roche of such conduct, but in any event Affymetrix shall have no liability for such Affymetrix Customer conduct absent Affymetrix inducement to cause such violation or Affymetrix’ participation in such violation.

(f)    Product Modification or Discontinuation.  Roche reserves the right to materially modify or discontinue any Diagnostic Product or Roche Instrument  at any time with 90 days prior written notice to Affymetrix after (i) fulfilling any orders already submitted to Roche under this Agreement for such discontinued Diagnostic Product or Roche Instrument and (ii) agreeing to continue to supply any ongoing clinical trial or development program then in progress utilizing a Diagnostic Product or Roche Instrument sold under this Agreement (for the stated duration of such clinical trial or development program), provided, however, that Roche shall only be obligated to continue supplying ongoing clinical trials or development programs lasting longer than 12 months from the date of first sale of Diagnostic Products under this Agreement for which Roche has given its prior written consent, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Roche may materially modify or discontinue the supply of any Diagnostic Product or Roche Instrument if the discontinuation is as a result of a legal requirement or due to potential harm or detriment to an end-user of the discontinued Diagnostic Product or Roche Instrument.

III.                                 Payments.

(a)           Commission.  Affymetrix shall receive a [***] percent ([***]%) commission on [***] less [***], [***] (to the extent such [***] are invoiced separately by end-users’ distributors or agents) and [***] (the “Commission”) of Diagnostic Products and Roche Instruments distributed pursuant to Section II above.  Payment for Diagnostic Products and Roche Instruments sold by Affymetrix or its Affiliates pursuant to this Agreement shall be made by Affymetrix Customers directly to Roche or its Affiliate. Roche shall make quarterly payments for the relevant quarter to Affymetrix equal to the aggregate amount of Commissions on Diagnostic Products and Roche Instruments sold under this Agreement.  Such payment and a payment report in form reasonably satisfactory to Affymetrix detailing the computation of the preceding quarter’s Gross Sales and the Commission for that quarter, including the Diagnostic Products and Roche Instruments sold, the Gross Sales associated therewith, Commissions earned and payments made (and any credits or offsets taken), shall be remitted to Affymetrix within 60 days following the end of such quarter.  Commissions shall be earned by Affymetrix upon Roche’s (or its Affiliate’s) invoicing of Affymetrix Customers hereunder for sales of Diagnostic Products and Roche Instruments.  Payment shall be made for the preceding quarter at the time payment is made.  If Affymetrix receives any payment for Diagnostic Products and/or Roche Instruments distributed under this Agreement, Affymetrix shall remit promptly the full amount of such payment to Roche in full so that Roche may properly account for payment of such sale.

(b)           Royalties.  Roche shall owe Affymetrix royalties on Agency Net Sales from Diagnostic Products and Roche Instruments sold by Affymetrix or its Affiliate pursuant to this Agreement according to Section III(c) of the License Agreement.  Such royalty payments are fully creditable to the extent permitted under Section III(c)(i) of the License Agreement.  Royalties shall be earned by Affymetrix in accordance with the foregoing upon Roche’s (or its Affiliate’s) invoicing of Affymetrix Customers hereunder for sales of Diagnostic Products and/or Diagnostic Instruments.

(c)           Interest.  Late payments shall bear interest at the lower of: (i) the Bank of America prime rate or (ii) the maximum rate allowed by law.

(d)           Records and Audit Rights.  Each Party shall, on behalf of itself and its Affiliates, keep, in the English language, sufficiently detailed records to document and confirm amounts payable under this Agreement, and shall maintain such records for at least three years.  Each Party shall have the right to hire an independent certified public accountant to inspect all records of the other Party required to be kept or submitted by the other Party pursuant to this Agreement (which accountant shall be reasonably acceptable to the other Party and shall keep all information confidential, except to disclose the fact and amount of any discrepancies); provided: (i) such audit is conducted during normal business hours, (ii) such audit is conducted no more often then once per year, (iii) such audit is conducted only after the auditing Party has given 30 days prior written notice and (iv) the audited Party has the ability to review the accountant’s report on any discrepancies to confirm the report does not contain any other Confidential

Information. The audited Party shall, at its own expense, make such records (or copies thereof) available to the accountant at a single location in the U.S.  The auditing Party shall bear the full cost and expense of such audit, unless a discrepancy in excess of 5% in favor of the auditing Party is discovered, in which event, the audited Party shall bear the full cost and expense of such audit.  Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon at the rate set forth in Section III(b)) shall be immediately due and payable.

IV.                                 Supply of Diagnostic Products and Roche Instruments .

(a)           Diagnostic Products, Roche Instruments and Related Materials. Affymetrix shall provide notice of potential orders of (i) Diagnostic Products, (ii) Roche Instruments, and (iii) software and printed materials relating to the foregoing from Roche to be distributed pursuant to Sections II(a)(i) and (b)(i) hereof.  Such Diagnostic Products, Roche Instruments and related materials shall be purchased pursuant to order notices provided to Roche on Roche’s then-current terms and conditions, and Roche will fill such orders with not less than the priority afforded any other purchaser.  Affymetrix may only market such Diagnostic Products and Roche Instruments that Roche or its Affiliates have made available for commercial sale.  All order notices shall specify the name and delivery address of the Affymetrix customer purchasing such Diagnostic Products, Roche Instruments and related materials.  Upon receipt of such order notice, Roche shall provide Roche’s standard documentation for Diagnostic Products and Roche Instruments (including, without limitation, Roche’s customary terms and conditions) directly to the purchaser.  All contracts for Diagnostic Products and Roche Instruments purchased shall be entered into between Roche and the purchaser directly, except that payment for Diagnostic Products and Roche Instruments sold by Affymetrix or its Affiliates pursuant to this Agreement shall be made to Roche or its Affiliate.  Affymetrix shall assist Roche in collecting payment for sales made by Affymetrix hereunder.  Roche shall provide to recipients of the Roche Instruments distributed pursuant to this Agreement the option to trade such Roche Instruments or components thereof for replacement products newly developed by Roche, its Affiliates or Third Parties on Roche’s behalf from time to time if, and on the same terms as are, offered to Roche’s end-users of such Roche Instruments generally from time to time.

(b)           Confirmation.  Within five (5) business days of receipt of each order notice from Affymetrix, Roche will send Affymetrix a confirmation setting forth the quantity of each Diagnostic Product and Roche Instrument that will be supplied and Roche’s estimated delivery date. Except for terms related to the specific order notice (such as quantity and delivery dates), no order notice or confirmation or other documentation shall vary the terms and conditions of this Agreement unless agreed to in writing signed by both Parties.  Roche shall have no liability for delays in filling any order notice filled pursuant to Section IV(a).

(c)           Packing and Shipping.  Sales of Diagnostic Products and Roche Instruments shall only be permitted as packaged by Roche (with no portion of the package obscured).  Roche will deliver the Diagnostic Products and Roche Instruments directly to Affymetrix Customers at the address supplied by Affymetrix in its order notice.  Diagnostic Products and Roche Instruments will be packed in Roche’s standard shipping packages and shipped to the address specified by Affymetrix in its order notice in accordance with quality assurance and packaging procedures determined by Roche from time to time.  If a particular Diagnostic Product and Roche Instrument requires any packaging, process or procedure other than those Roche utilizes for its catalog, non-custom designed Diagnostic Products and Roche Instruments, Roche shall perform such packaging, processes or procedures at Affymetrix’ request, so long as Roche determines such packaging, process or procedures to be commercially reasonable.  Any such requests shall be provided at an additional charge to Affymetrix  on a Fully Loaded Cost basis plus a reasonable markup (provided, however, that modifications to labeling done primarily for regulatory purposes shall not be deemed a packaging change or process that would trigger any additional charge by Roche to Affymetrix pursuant to this provision).

Deliveries of Diagnostic Products or Roche Instruments will be F.O.B. Roche’s facility or the facility of its sales representative. Roche will ship via a carrier selected by Affymetrix. Title and risk of loss or damage for deliveries will pass to the Affymetrix Customer upon actual delivery of the Diagnostic Products and Roche Instruments to the carrier for shipment to the Affymetrix Customer.  Affymetrix or the Affymetrix Customer will advise Roche in writing if an Affymetrix Customer desires insurance on any shipments of Diagnostic Products or Roche Instruments.  Roche will pay all shipping costs, duties, insurance and sales taxes and will invoice Affymetrix Customers directly for such amounts requesting payment to be remitted to Roche.

(d)           Order Modifications.  Affymetrix may increase, decrease, cancel, re-schedule or otherwise modify any order accepted by Roche only with the written approval of Roche.  Affymetrix acknowledges that Roche may impose a reasonable and customary charge for any modification of an order that it approves.

(e)           Literature. Roche shall provide to Affymetrix the quantities of marketing literature for Diagnostic Products and Roche Instruments reasonably requested by Affymetrix at [***] for such marketing literature.  Roche will also endeavor to provide at specified prices a limited number of service notes, special jigs or tools or test equipment, and service documentation and periodic service bulletins specific to the Diagnostic Products and/or Roche Instruments currently offered by Roche. Roche shall identify specific technical support and service engineering points of contact at Roche.

(f)            Software Maintenance and Upgrades.  To the extent software is provided with any Diagnostic Product or Roche Instrument, Roche’s standard software maintenance and upgrade terms and conditions shall apply, including the customer fees charged therefor.

V.                                     Covenants.  Roche and Affymetrix covenant to one another as follows:

(a)           Training of Personnel by Roche.  Affymetrix will ensure that its sales personnel, support personnel and other representatives are knowledgeable with respect to the Diagnostic Products and Roche Instruments.  Affymetrix shall, at its own expense, send representatives as Affymetrix determines necessary to Roche’s facilities for up to thirty (30) days of training and proficiency certification including without limitation general product overviews, product positioning and customary terms and conditions, provided that Affymetrix shall pay all travel related expenses of its representatives who participate in such training. Roche shall provide additional training to Affymetrix personnel at Roche’s then-current rates (not to exceed thirty (30) working-days per year). Diagnostic Product and Roche Instrument applications support training shall be provided at no charge, provided that Affymetrix shall pay all travel related expenses.

(b)           Competitors.  Each Party will advise the other Party periodically with respect to competitors and the introductions and/or success of products that are competitive with the Diagnostic Products or Roche Instruments, so long as such disclosures do not violate confidentiality obligations that the advising Party has to any Third Party.

(c)           Compliance.  Each Party will maintain compliance with all laws, rules, codes, regulations and other legal requirements applicable to the Diagnostic Products and Roche Instruments distributed under this Agreement, in accordance with the regulatory approach and requirements determined by Roche for such products and instruments.  Affymetrix agrees to only distribute Diagnostic Products and Roche Instruments in accordance with applicable regulatory requirements.

(d)           Communications with Authorities.  Each Party will immediately notify the other Party of any adverse or unexpected results with or before an Authority or any actual or potential action of an Authority relevant to a Diagnostic Product or Roche Instrument of which the first Party becomes aware.  In the event an Authority raises issues regarding this Agreement, the Parties will use their reasonable commercial efforts to satisfy the Authority’s concerns without any change to this Agreement.  If an Authority cannot be satisfied without any change to this Agreement, each Party will work with the other Party, reasonably and in good faith, to attempt to achieve mutually acceptable resolution that does not materially compromise either Party’s rights and that changes this Agreement to the minimum extent necessary.  Each Party agrees promptly to provide the other Party with copies of all correspondence to or from an Authority and summaries of oral dealings with such Authority.

(e)           Export Control. Each Party agrees that distribution of the Diagnostic Products and Roche Instruments under this Agreement shall comply with applicable U.S. export control laws, rules and regulations, including but not limited to, the U.S. Export Administration Act, the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act or any other similar law, rule or regulation imposing restrictions on U.S. trade with foreign countries.

(f)            Assignment of Modification By Affymetrix to Roche.  Affymetrix will assign to Roche, without the payment of any additional consideration to Affymetrix, any and all modifications, design changes, or improvements of the Diagnostic Products (excluding Arrays) and Roche Instruments, such that Roche will have all rights to use, incorporate and otherwise exploit such modifications, design changes, or improvements in connection with the Diagnostic Products and Roche Instruments.

(g)           Significant Problems.  Each Party will keep the other Party informed as to any significant problems encountered with the Diagnostic Products and Roche Instruments that relate to components or products supplied by the other Party and any solutions arrived at for those problems, and will communicate promptly to the other Party any and all material modifications, design changes or improvements of the Diagnostic Products and Roche Instruments suggested by any customer or by any employee or agent of such Party, as long as such disclosures do not violate any existing confidentiality obligations that such Party has to any Third Party, and such Party shall use reasonable efforts to obtain the right to disclose such information; and the receiving Party will, within a reasonable time after receiving any information about problems with the Diagnostic Products and Roche Instruments, inform the other Party of the steps (if any) that the receiving Party intends to take with respect to such problems.

(h)           Potential Infringement.  Each Party will notify the other Party of: (i) any potential infringement of any of such other Party’s Intellectual Property of which it becomes aware; (ii) any potential infringement by any Third Party of any of the Intellectual Property incorporated in, embodied by or relied upon to manufacture a Diagnostic Product or Roche Instrument; or (iii) any potential infringement by a Diagnostic Product or Roche Instrument of any Intellectual Property owned or asserted to be owned by a Third Party of which it becomes aware.  Either Party’s notice under this Section V(h) shall be Confidential Information and shall not be disclosed to the alleged infringer or any other party without the other Party’s prior written consent.

VI.                                 Term and Termination.

(a)           Term. Unless terminated earlier as provided herein, this Agreement shall commence on the Effective Date and shall terminate on December 31, 2020 (the “Termination Date”).

(b)           Early Termination without Cause. Roche shall have the option of terminating this Agreement in its entirety effective on either December 31, 2007, June 2, 2013 or any date after June 2, 2013 but prior to the Termination Date by written notice to Affymetrix (“Early Termination Notice”) as provided herein.  An Early Termination Notice must be provided at least one year prior to early termination.  If Roche terminates effective as of June 2, 2013 or any time thereafter, Roche shall continue to provide Diagnostic Products, Roche Instruments and related materials as set forth herein through the end of the year following the date such Early Termination Notice was provided.

(c)           Termination for Cause. This Agreement may be terminated in its entirety by a Party for cause immediately upon the occurrence of any of the following events:

(i)            If the other ceases to do business, or otherwise terminates its business operations;

(ii)           If the other Party materially breaches any material provision of this Agreement and fails to cure such breach within 180 days of written notice describing the breach and the intent of such Party to terminate if such breach is not cured within such period (provided, however, that nothing in this subsection shall prevent a Party from seeking immediate, injunctive relief where appropriate to protect Confidential Information, such Party’s proprietary or intellectual property rights or otherwise for any reason to mitigate damages); or

(iii)          If the other Party shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party (and not dismissed within 90 days).

(d)           Effect of Termination. Sections III (Payments), VI (Term and Termination), VII (Warranty), VIII (Limited Liability) and IX (Indemnity), all rights to payment in effect through the final termination date of this Agreement pursuant to Section VI (Term and Termination), the Common Terms Agreement, remedies for breaches or any other provision that, by its terms, survives termination shall survive termination of this Agreement.  Obligations of the Parties under firm orders for purchase and delivery of Diagnostic Products and Roche Instruments at the time of such termination shall remain in effect, except that in the case of termination under Section VI(c), the terminating Party may elect whether obligations under firm orders will remain in effect; provided, however, that Roche will not be obligated with respect to any delivery dates (for firm orders or otherwise) more than thirty (30) days after the effective date of termination if the reason for termination is due to a breach by Affymetrix, or more than one hundred eighty (180) days after such termination.  Each Party will promptly return or destroy all Confidential Information of the other in accordance with Section II(f) of the Common Terms Agreement. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

VII.                             Warranty and Warranty Disclaimers.

Roche warrants only to Affymetrix that the Diagnostic Products and Roche Instruments will conform in all material respects to Roche’s then-current standard customer warranty included in Roche’s applicable customer sales agreement.  Such warranty does not apply to Affymetrix components of Diagnostic Products or to units that have been mishandled, mistreated or used or maintained or stored other than in conformity with Roche’s instructions.  The warranties to Affymetrix Customers for Diagnostic Products and Roche Instruments distributed shall be as set forth in the terms and conditions of such sales agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ROCHE DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE DIAGNOSTIC PRODUCTS OR COMPONENTS OF DIAGNOSTIC PRODUCTS, DIAGNOSTIC INSTRUMENTS OR PERFORMANCE OR NON-INFRINGEMENT THEREOF, DOES NOT MAKE ANY WARRANTY, EXPRESS, IMPLIED OR OTHERWISE, WITH RESPECT TO DIAGNOSTIC PRODUCTS OR COMPONENTS OF DIAGNOSTIC PRODUCTS, DIAGNOSTIC INSTRUMENTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE, AND DOES NOT MAKE ANY WARRANTY OF ANY KIND TO AFFYMETRIX CUSTOMERS OR AFFYMETRIX’S AGENTS. ROCHE HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.

VIII.                         Limited Liability.

EXCEPT IN CONNECTION WITH SECTION II (CONFIDENTIALITY) OF THE COMMON TERMS AGREEMENT OR AMOUNTS PAYABLE UNDER SECTION VII (WARRANTY) OR SECTION IX (INDEMNIFICATION) OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY  PUNITIVE, MULTIPLE OR EXEMPLARY DAMAGES, OR LOST PROFITS.

IX.                                Indemnity.

(a)           Indemnification by Roche from Infringement.  Roche shall indemnify, defend and hold harmless the Affymetrix Indemnitees from and against liability resulting from any Third Party Claim of infringement of any patent (other than Affymetrix patents, patents of any Affymetrix Affiliate or patents of Perlegen) by Roche Technology incorporated into Diagnostic Products or Roche Instruments, provided Roche is promptly notified of any and all threats, Claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; provided, however, that Roche will consult with Affymetrix if a proposed settlement or compromise could reasonably be interpreted to impact the benefits that Affymetrix receives under this Agreement in a materially negative manner; and, provided further, that Roche will not be responsible for any settlement it does not approve in writing. The foregoing obligation of Roche does not apply with respect to Roche Technology used in Diagnostic Products: (W) not supplied by Roche; (X) made in whole or in part in accordance to Affymetrix specifications or requests, to the extent the infringement was caused thereby; (Y) which are modified by Affymetrix or any Third Party after shipment by Roche, if the alleged infringement relates to such modification; or (Z) combined, processed or used with other products, processes or materials, including Affymetrix Technology, where the alleged infringement relates to such combination, process or use.  Affymetrix shall also indemnify Roche Indemnitees from all damages, settlements, attorneys’ fees and expenses related to a Claim of infringement or misappropriation excluded from Roche’s indemnity obligation by the immediately preceding sentence.

Where Affymetrix facilitates or fails to stop (to the extent within its power) allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, the foregoing indemnification provisions will apply but Roche will not need to pay any settlement, judgment, or other amounts attributable to events occurring after giving such notice to Affymetrix.

(b)           Indemnity Relating to Products.  Roche shall indemnify, defend and hold harmless the Affymetrix Indemnitees from and against any and all Damages based upon or arising out of the market, sale or use of Diagnostic Products, including product liability, other than Damages caused by the marketing activities of Affymetrix, including changing labeling, or resulting from a breach of this Agreement. Affymetrix shall indemnify, defend and hold harmless the Roche Indemnitees from and against all Damages based upon or arising out of Damages caused by the marketing activities of Affymetrix, including changing labeling, or resulting from a breach of this Agreement.

(c)           Conditions of Indemnification.  If either Party proposes to seek indemnification from the other under the provisions of this Section IX, it shall notify the other Party within 15 days of receipt of notice of any Claim and shall cooperate fully with the other Party in the defense of such claims or suits. The indemnified Party shall cooperate with the indemnifying Party (at the indemnifying Party’s expense) in all respects in connection with the defense of any such Claim.  The indemnifying Party shall, upon written notice from the indemnified Party of a Claim, undertake to conduct all proceedings or negotiations in connection with the Claim, assume the defense thereof, and all other required steps or proceedings to settle or defend any such Claim, including the selection of counsel that shall be approved by the indemnified Party, which approval shall not be unreasonably withheld, and payment of all reasonable expenses.  The indemnified Party shall have the right to employ separate counsel and participate in the defense at the indemnified Party’s sole expense.  If the indemnifying Party fails to defend or settle in good faith any Claim as provided above, then the indemnified Party shall have the right to take over sole control of the defense of the Claim and all negotiations for its settlement or compromise, provided that the indemnifying Party shall be liable for (and shall pay as they become due) all costs and expenses (including attorneys’ fees) reasonably incurred by the indemnified Party in its defending or negotiating settlement of the Claim.  Notwithstanding the foregoing, the Party primarily responsible for handling the Claim (as determined above) will first obtain the prior written consent of the other Party for any settlement of a Claim that (i) does not include a complete release of the other Party from all liability with respect thereto, (ii) compromises the rights of the other Party, or (iii) imposes any restrictions on the other Party.

                IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

AFFYMETRIX:			ROCHE:

Affymetrix, Inc.			F. Hoffmann-La Roche Ltd.

By:	/s/ Barbara A. Caulfield		By:	/s/ Heino von Prondzynski
	Name:	Barbara A. Caulfield		Name:	Heino von Prondzynski
	Title:	Executive Vice President and General Counsel		Title:	Head, Diagnostic Division

			By:	/s/ Gregory F. Heath
				Name:	Gregory F. Heath
				Title:	Head, Business Development and Licensing